 PETRO GRANDE, LLC

13465 MIDWAY ROAD,

SUITE 114, LB 10

DALLAS, TEXAS 75244

December 10, 2009

Blugrass Energy, Inc.

7609 Ralston Road

Arvada, Colorado 8002

Attention: Mr. John Kenny Berscht

President

Dear Mr. Berscht:

Petro Grande, LLC (“Petro Grande”) has acquired and is in the process of developing oil and gas interests in certain lands in Val Verde and Crockett Counties, Texas (the “Lands”). The purpose of this letter of intent (this “Letter”) is to describe the mutual present intentions of Petro Grande and Blugrass Energy, Inc. (“BluGrass”) with respect to the potential (a) acquisition by Blugrass of certain working interests from PG and (b) funding of certain operations relating to the drilling, completion and operation of wells located on the Lands as further described below.

The information contained in this Letter is intended for discussion purposes only and does not contain an exhaustive list of all principal terms. It is understood that this Letter does not constitute a legally binding commitment, offer or agreement and is subject to approval by senior management of each of the parties hereto. Any agreement between the parties will become binding at such time, if any, as definitive transaction documentation satisfactory in form and substance to the parties in their respective sole and absolute discretion, is executed and delivered by the parties. Notwithstanding the foregoing, each of the parties hereto agrees that the provisions under “Confidentiality” and “Governing Law” shall be binding on the parties.

1.          Canyon Wells. Petro Grande has designated over 75 locations on lands located on the Soto Lease (herein so-called) that it believes would be economic to drill. Petro Grande would sell and Blugrass would purchase seventy five percent (75%) of Petro Grande’s working interest in two such locations designated by Petro Grande and the 40 acre tracts associated with each such location (each such location and tract being referred to as a “Location”).

a. Purchase Price. The purchase price for each Location would be the seismic, land and lease acquisition payment costs described on the attached Exhibit A. Payment of the Purchase Price would be made at closing.

b. Working Interests. Blugrass would assume, bear and pay all of the costs and expenses associated with the drilling and completion of Location wells. Blugrass would prepay the amounts listed on the attached Exhibit A related to drilling and

Mr. John Kenny Berscht December 10, 2009 Page 2

        completion, well connection, overhead and title and legal at closing. To the extent that actual costs and expenses vary from estimates, the parties would make corresponding payments.

c.   Right to Acquire Additional Locations. After drilling at least one well on each initial Location, Blugrass would have the option to purchase two (2) additional Locations upon the terms and conditions described above.

2.          Strawn and Ellenburger Wells. Petro Grande has designated over 150 locations on the Lands (herein so-called) that it believes would be economic to drill wells to either the Strawn or the Ellenburger formations. Petro Grande would sell and Blugrass would purchase twenty five percent (25%) of its working interest in one Strawn and one Ellenburger well location designated by Petro Grande and (subject to the provisions of the applicable leases) the 160 acre (for the Strawn) and 640 acre (for the Ellenburger) tracts associated with each such location (each such Strawn location being referred to as the “Strawn Location” and each such Ellenburger location being referred to as the “Ellenburger Location”).

a.   Purchase Price. The purchase price for each Strawn Location and Ellenburger Location would be the seismic, land and lease acquisition payment costs described on the attached Exhibit A. Payment of the Purchase Price would be made at closing.

b. Working Interests. Blugrass would assume, bear and pay for thirty three percent (33%) of the costs and expenses associated with the drilling and completion of the Strawn Location and the Ellenburger Location wells. Blugrass would prepay the amounts listed on the attached Exhibit A related to drilling and completion, well connection, overhead and title and legal at closing. To the extent that actual costs and expenses vary from estimates, the parties would make corresponding payments.

3.       Operations. Petro Grande or its designee would drill, complete and operate all wells pursuant to a mutually agreed to joint operating agreement.

4.       Access to Information. Petro Grande would provide to Blugrass information relating to the working interests as reasonably requested.

5.      Confidentiality. The terms set forth in this Letter or information disclosed in evaluating the transactions described herein shall be kept confidential and shall not be disclosed to any other person or entity , directly or indirectly, other than to those employees and representatives of the parties hereto who are involved in evaluating the terms set forth herein (and who shall be informed of the obligation of confidentiality and agree to be bound thereby); provided, however, that the foregoing shall not apply to (a) information that is or becomes generally available to the public other than as a result of a disclosure

Mr. John Kenny Berscht December 10, 2009 Page 3

               by a party or any of its employees, agents, accountants, legal counsel or other representatives, (b) information that is or becomes available to a party or any of its employees, agents, accountants, legal counsel, or other representatives on a non-confidential basis prior to its disclosure by another party or its employees, agents, accountants, legal counsel, or other representatives, and (c) information that is required to be disclosed by a party or any of its employees, agents, accountants, legal counsel, or other representatives as a result of any applicable law of any governmental authority or stock exchange or as a result of an order issued by a competent authority.

6.       Choice of Law. This Letter shall be shall be construed in accordance with and governed by the laws of the State of Texas.

              Except as otherwise described in the second paragraph hereof, this Letter is only an expression of the mutual intent of the parties as of the date of this letter and is non-binding on the parties. Please acknowledge your acceptance of and agreement with this letter by signing and returning the same to my attention.

             This letter will expire at the close of business on December [●], 2009 unless it has been signed and returned to us prior that time.

Very truly yours,

PETRO GRANDE, LLC

                            /s/Abram Janz, Manager

ACCEPTED AND AGREED TO:

BLUGRASS ENERGY, INC.

By: /s/John Kenney Berscht

Name: John Kenney Berscht

Title: President